Exhibit 10.1

TERMINATION PROTECTION AGREEMENT

This Agreement (“this Agreement”) is made as of the      day of             , 2006, between LONGVIEW FIBRE COMPANY, a Washington corporation, with its principal offices at Longview, Washington (hereinafter called the “Company”), and                      (hereinafter called “Employee”).

It is made with reference to the following facts:

A. The Board of Directors of the Company (the “Board”) believes it imperative that the Company and the Board be able to rely upon Employee to continue in Employee’s position, and that they be able to receive and rely upon Employee’s advice as to the best interests of the Company and its shareholders, without concern that Employee might be distracted or his or her advice affected by the circumstances described in Section 1.2 below;

B. Employee is willing to enter into this Agreement for the purposes and on the terms and conditions described herein;

NOW, THEREFORE, the parties hereto agree as follows:

1. Definitions.

1.1 “Approved Group” shall mean any employee benefit plan of the Company or of any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan.

1.2 “Effective Date” shall mean the day preceding the first to occur of the following events (the “Change of Control Events”):

(a) Any Person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Approved Group or a broker, bank, or trust company holding common stock of the Company for the account of customers who are not members of a “group” (within the meaning of Section 13(d) of the Exchange Act), becoming the record or beneficial owner of 30% or more of any class of the Company’s voting equity securities, as disclosed by the Company’s stock records or in any other way, including, without limitation, any filing with the Securities and Exchange Commission or otherwise; or

(b) Upon the purchase of 30% or more of any class of the Company’s voting equity securities pursuant to any tender offer or exchange offer for shares of the Company’s stock, other than one made by the Company or the Approved Group; or

(c) Upon approval by the shareholders of the Company (or, if later, approval by the shareholders of a third party) of any merger, consolidation,

reorganization or other transaction providing for the conversion or exchange of more than fifty percent (50%) of the outstanding shares of the Company’s stock into securities of a third party, or cash, or property, or a combination of any of the foregoing.

1.3 “Fiscal Year” shall mean the 12-month period ending on December 31.

1.4 “Good Reason,” when used with reference to a voluntary termination by Employee of his or her employment with the Company, shall mean:

(a) a substantial reduction in Employee’s level of duties or responsibilities; provided, that (i) a change in title or (ii) a change in title or status resulting from the Company, or any affiliate of the Company by which Employee is then employed, being a direct or indirect subsidiary of a parent company following a Change of Control Event, with no corresponding substantial reduction in Employee’s level of duties and responsibilities, shall not, in and of itself, constitute Good Reason;

(b) a material reduction in Employee’s Minimum Base Salary, benefits or total cash compensation (consisting of base salary and target bonus), unless such reduction is part of an overall reduction for all employees at the same level as Employee;

(c) the Company’s mandatory transfer of Employee to another geographic location that is more than 50 miles from the location where Employee was employed at the Effective Date, except for required travel on the Company’s business to an extent substantially consistent with Employee’s business travel obligations immediately prior to the Effective Date hereof;

(d) the failure by the Company to obtain an assumption of the obligations of the Company to perform this Agreement by any successor to the Company, to the extent legally required; or

(e) the repudiation or failure by the Company or its successor to acknowledge (upon Employee’s written request) or to comply with any of its obligations under this Agreement.

1.5 “Contract Period” shall mean the period commencing on the Effective Date and ending on the             (__) anniversary of the Effective Date.

1.6 “Disability” shall mean a physical or mental incapacity of Employee which entitles Employee to commence the receipt of benefits under the long-term disability plan maintained by the Company.

1.7 “Cause,” when used in connection with the termination of Employee’s employment by the Company, shall mean (a) the willful engaging by Employee in misconduct which is significantly injurious to the Company, monetarily or otherwise; (b) any act by the Employee of fraud, dishonesty, embezzlement, misrepresentation or theft of property of the Company; (c) Employee’s conviction of or plea of no contest to a felony or any crime involving moral turpitude; (d) Employee’s breach of this Agreement or any other agreements with the Company; (e) Employee’s unauthorized disclosure of the Company’s proprietary or confidential information or breach of any confidentiality/invention/proprietary information agreement(s) with the Company; (f) Employee’s violation of the Company’s Code of Ethics (if applicable), Code of Business Conduct and Ethics or any other employment rule, code or policy, as such policies currently exist or may be amended or implemented during Employee’s employment with the Company; (g) Employee’s failure or refusal to follow the lawful instructions of the Company, if such failure or refusal continues for a period of five (5) calendar days after the Company delivers to Employee a written notice stating the instructions that Employee has failed or refused to follow; (h) the entry by a court of competent jurisdiction of an order, or the entering into by Employee of a consent decree, barring Employee from serving as an officer or director of a public company; or (i) Employee’s failure to meet and sustain an acceptable level of performance of Employee’s duties and obligations to the Company (other than by reason of Disability), which failure continues thirty (30) days after the Company has given written notice thereof to Employee. For purposes of this definition, no act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that the action or omission was in the best interests of the Company.

1.8 “Without Cause,” when used in connection with the termination of Employee’s employment by the company, shall mean any termination of employment of Employee by the Company which is not a termination of employment for Cause or for Disability.

1.9 “Termination Date” shall mean the effective date as provided in this Agreement for the termination of Employee’s employment.

1.10 “Minimum Base Salary” shall mean salary at an annual rate equal to Employee’s annual rate of salary on the Termination Date.

2. Scope of Agreement.

2.1 General. This Agreement shall apply with respect to any termination of employment of Employee which occurs during the Contract Period. It shall not apply to any termination of employment of Employee which occurs other than during the Contract Period.

2.2 Termination. This Agreement shall terminate on April 24, 2009 if Employee is still in the employ of the Company and a Change of Control Event has not occurred. Except as otherwise provided herein in respect of payments to beneficiaries, this Agreement shall terminate automatically upon the death of Employee.

3. Termination of Employment of Employee By the Company During the Contract Period.

3.1 General. During the Contract Period, the Company shall have the right to terminate Employee’s employment hereunder for Cause, for Disability or Without Cause upon following the procedures hereinafter specified.

3.2 For Disability. Termination of Employee’s employment for Disability shall become effective on the date that disability benefits, payable to Employee in an amount equal to at least sixty-five (65%) percent of Employee’s then Minimum Base Salary commence under any long-term disability plan maintained by the Company or on such later date as the Company may specify in a written notice to the Employee.

3.3 For Cause. Termination of Employee’s employment for Cause shall become effective five (5) days after a written notice of intent to terminate Employee’s employment, specifying the particulars of the conduct of Employee forming the basis for such termination, is given to Employee by the Board.

3.4 Without Cause. The Company shall have the absolute right to terminate Employee’s employment Without Cause at any time. Termination of Employee’s employment Without Cause shall be effective five (5) business days after the date of the giving to Employee by the Board of a written notice of termination, specifying that such termination is Without Cause.

3.5 Effect of Termination. Upon a termination of Employee’s employment for Cause, or for Disability as provided in Section 3.2 hereof, Employee shall have no right to receive any compensation or benefits hereunder. Upon a termination of Employee’s employment Without Cause, Employee shall be entitled to receive the compensation and benefits provided in Section 5 hereof.

4. Termination of Employment by Employee During Contract Period. During the Contract Period, the Employee shall be entitled to terminate his or her employment with the Company. The Employee shall give the Company written notice of voluntary termination of employment, which notice need specify only Employee’s desire to terminate his or her employment and, if such termination is for Good Reason, set forth in reasonable detail the facts and circumstances claimed by Employee to constitute Good Reason. Any notice by Employee pursuant to this Section shall be effective thirty (30) days after receipt by the Company of such notice; provided, that an Employee may not terminate his or her employment for Good Reason, if the Company has, within thirty (30) days of receipt of such notice, corrected the circumstance that would otherwise result in Good Reason for resignation. If such termination is for Good Reason, Employee shall be entitled to receive the compensation and benefits in Section 5 hereof. If such termination is for other than Good Reason, Employee shall have no right to receive any compensation and benefits hereunder other than Employee’s Minimum Base Salary and accrued vacation through Employee’s termination date.

5. Benefits Upon Termination by the Company Without Cause or by Employee for Good Reason. Upon the termination of the employment of Employee by the Company pursuant to Section 3.4 or by Employee for Good Reason pursuant to Section 4 hereof, and if Employee executes and does not revoke a general release of all claims in a form acceptable to the Company and substantially similar to Exhibit A attached hereto (the “General Release”), Employee shall be entitled to receive the following compensation and benefits:

5.1 The Company shall continue to pay monthly to Employee for the remainder of the Contract Period an amount equal to the Minimum Base Salary payable; provided, however, that the Company’s obligation hereunder shall be reduced by the amount of (a) any benefits Employee receives during the remainder of the Contract Period under any tax-qualified defined benefit pension or retirement plan maintained or contributed to by the Company and (b) any compensation Employee receives from another source for services rendered during the remainder of the Contract Period. Employee shall provide notice of all compensation referred to in clause (b) of the preceding sentence to the Company within seven (7) days of receipt of such compensation.

5.2 The Company shall pay any premiums necessary to continue Employee’s health insurance coverage under the Company’s health insurance plan pursuant to Section 4980B(f) of the Internal Revenue Code of 1986, as amended (“COBRA”) (provided that Employee is eligible for, and timely elects, COBRA continuation coverage under the Company’s health insurance plan) until the earliest of (a) eighteen (18) months after the Termination Date, (b) the first date that Employee is covered under another health insurance plan or program, (c) the date on which Employee is no longer entitled to COBRA continuation coverage under the Company’s health insurance plan, or (d) the end of the Contract Period.

5.3 The Company shall pay to Employee (or Employee’s beneficiary upon Employee’s death) the excess, if any, of:

(a) the benefit Employee (or Employee’s beneficiary, as the case may be) would have been entitled to receive under the Employee’s Pension Plan of Longview Fibre Company as in effect on the Effective Date, determined as though Employee were vested and on the assumptions that Employee remained an employee of the Company until the earlier of the end of the Contract Period or Employee’s death, at an annual rate of compensation equal to the Compensation (as defined in said plan and trust) earned by Employee for the calendar year preceding the Termination Date; over

(b) the benefit actually payable to Employee (or such beneficiary, as the case may be) under such Plan.

Such excess benefit shall be payable and determined in accordance with the provisions, rules and assumptions of such Pension Plan, but shall be actually paid from the general assets of the Company.

5.4 Notwithstanding anything to the contrary in this Agreement, Employee shall not be entitled to receive any payment or the value of any benefits under this Section 5 to the extent such payment or benefit (alone or together with any payments or benefits provided pursuant to this Agreement or any other agreement or benefit plan of the Company or any related entity) can reasonably be expected to constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder. All determinations required to be made under this Section 5.4 shall be made by a nationally recognized law firm, public accounting firm or actuarial and benefits consulting firm selected by the Company, in each case with expertise in the area of executive compensation tax law (the “Tax Advisor”). All determinations made by the Tax Advisor shall be binding upon the parties hereto and all fees and expenses of the Tax Advisor shall be borne by the Company.

5.5 Except as specifically provided herein, the amount of any compensation or benefits provided for in this Section 5 shall not be subject to mitigation by Employee being required to seek other employment or otherwise.

5.6 Notwithstanding anything to the contrary in this Agreement, the Company and Employee intend that the provisions of this Agreement, and any payments or other benefits under this Agreement, comply with the payout and other limitations and restrictions imposed under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as clarified or modified by guidance from the U.S. Department of Treasury or the Internal Revenue Service – in each case, if and to the extent Section 409A is otherwise applicable to this Agreement and such compliance is necessary to avoid any of the penalties otherwise imposed under Section 409A. In this connection, the provisions of this Agreement, and any payments or other benefits under this Agreement, and the terms of any deferral and other rights regarding this Agreement, will, unless otherwise determined by the Company, be deemed modified if and to the extent necessary to comply with the payout and other limitations and restrictions imposed under Section 409A, as clarified or supplemented by guidance from the U.S. Department of Treasury or the Internal Revenue Service – in each case, if and to the extent Section 409A is otherwise applicable to this Agreement and such compliance is necessary to avoid any of the penalties otherwise imposed under Section 409A. For example, if Employee is a “specified employee,” within the meaning of Section 409A, then, to the extent necessary to avoid penalties under Section 409A, benefit payments under Section 5 shall be delayed until six months after Employee’s Termination Date. If payments are delayed pursuant to this Section 5.6, any amount which would have been paid during such six-month period but for this Section 5.6 shall be accumulated and paid in a lump sum as soon as administratively practicable after the six-month anniversary of Employee’s Termination Date.

5.7 If Employee does not properly execute the General Release or if Employee revokes or attempts to revoke the General Release, Employee will not be entitled to any of the benefits provided under this Section 5, except those which may be otherwise required by law.

6. Successors; Binding Agreement.

6.1 As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

6.2 This Agreement is personal to Employee and Employee may not assign or transfer any part of his or her rights or duties hereunder, or any compensation due to Employee hereunder, to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or beneficiaries.

7. Modification; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and by the Chief Executive Officer of the Company or such other director or officer as may be specifically designated by the Board. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

8. Arbitration of Disputes.

8.1 Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation or validity hereof shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the parties, including, without limitation, any matter relating to the interpretation of this Agreement, may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justiciable or ripe for resolution by a court or arbitral tribunal.

8.2 The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”).

8.3 The arbitral tribunal shall consist of one arbitrator. The parties to the arbitration jointly shall directly appoint such arbitrator within thirty (30) days of initiation of the arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules and shall be a person who (a) maintains his or her principal place of business in the State of Washington; and (b) has had substantial experience in business transactions. The Company shall pay all of the fees, if any, and expenses of such arbitrator.

8.4 The arbitration shall be conducted in Longview, Washington, or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent.

8.5 At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party. No evidence of any witness shall be presented in written form unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.

8.6 Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction.

8.7 Nothing herein contained shall be deemed to give the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

9. Payment Obligations Absolute. The Company’s obligation to pay Employee the amounts provided for hereunder and to make the arrangements provided for hereunder shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Employee or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Except as expressly provided herein, the Company waives all rights which it may now have or may hereafter have conferred upon it, by statute or otherwise, to terminate, cancel or rescind this Agreement in whole or in part. Subject to the right of the Company to seek arbitration under Section 8 and recover any payment made hereunder, each and every payment made hereunder by the Company shall be final and the Company will not seek to recover all or any part of such payment from Employee or from whomsoever may be entitled thereto, for any reason whatsoever.

10. Notice. All notices, requests, demands and other communications required or permitted to be given by either party to the other party by this Agreement (including, without limitation, any notice of termination of employment and any notice under the Arbitration Rules of an intention to arbitrate) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party as follows:

If to the Company, to:

Longview Fibre Company

Corporate Secretary

P. O. Box 639

Longview, WA 98632

If to the Employee, to:

_________________________________________

_________________________________________

Either party hereto may change its address, for purposes of this Section 10, by giving fifteen (15) days prior notice to the other party hereto.

11. Severability. If any term or provision of this Agreement or the application hereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement.

13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original.

14. Governing Law. This Agreement shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Washington.

15. Payroll and Withholding Taxes. All payments to be made or benefits to be provided hereunder by the Company shall be subject to reduction for any applicable payroll related or withholding taxes.

16. Entire Agreement. This Agreement supersedes any and all other oral or written agreements heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof; provided, that this Agreement shall not supersede or limit or in any way affect any rights Employee may have under any other Company employee benefit plan, program or arrangement (including, without limitation, any pension, life insurance, medical, dental, health, vacation, accident and disability plans, programs and arrangements).

IN WITNESS WHEREOF, the parties have executed this Termination Protection Agreement as of the date first above written.

EMPLOYEE

LONGVIEW FIBRE COMPANY

By
Richard H. Wollenberg
President

EXHIBIT A

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This SETTLEMENT AGREEMENT AND GENERAL RELEASE (this “Agreement”), effective ________________, 200_ by and between _________________ (“Employee”) and LONGVIEW FIBRE COMPANY (the “Company”)

RECITAL

A.	Employee and Company are parties to, among other things, a Termination Protection Agreement dated as of April __, 2006 (the “Termination Protection Agreement”).

B.	The Termination Protection Agreement provides, among other things, that if (i) Company terminates the employment of Employee Without Cause (as defined in the Termination Protection Agreement), or (ii) the Employee resigns his or her employment for Good Reason (as defined in the Termination Protection Agreement) (each a “Release Condition”), then Employee shall execute this Agreement in exchange for the right to receive certain payments from Company as set forth more fully in the Termination Protection Agreement.

C.	Effective , 200_, a Release Condition has occurred.

AGREEMENT

In consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Settlement Amount. Execution of this Agreement by Employee shall satisfy the condition that Employee execute a full release of claims as set forth in Section 5 of the Termination Protection Agreement and, upon satisfaction of any other conditions set forth in this Agreement or in the Termination Protection Agreement, Employee shall be entitled to receive the compensation set forth in Section 5 of the Termination Protection Agreement.

2. Release of Claims. Employee irrevocably and unconditionally releases and forever discharges Company, its affiliates, successors and assigns, and each of their respective officers, directors, members, employees, representatives, insurance carriers, attorneys, subsidiaries, affiliates, representatives, agents, successors, heirs, executors, administrators and assigns, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), of and from any and all claims, actions, causes of action, suits, debts, charges, complaints, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown, in law or equity, including, without limitation of the foregoing general terms, any claims against Company and Releasees arising from or related to Employee’s employment with Company or the termination thereof, and any claims arising from any alleged violation by

Company of any federal, state or local statutes, ordinances or common laws, including, but not limited to, the Age Discrimination in Employment Act.

3. Confidentiality. Employee agrees that the terms, amount and fact of settlement shall be kept strictly confidential and promises that neither Employee nor Employee’s representatives nor agents shall disclose, either directly or indirectly, any information concerning this settlement (or the fact of settlement) to anyone, including but not limited to past, present or future employees of Company, its affiliates, successors or any other company.

4. Disclaimer of Liability. This Agreement does not constitute and shall not be construed as an admission of liability or wrongdoing by Company, its agents, employees or successors, with respect to any claims asserted by Employee, and Company expressly denies that it has done anything wrong or unlawful.

5. Release of Unknown Claims. Employee represents that Employee is not aware of any claims against Company except for those claims that are released by this Agreement. Moreover, the Parties agree and represent that it is within their contemplation that Employee may have claims against Company of which, at the time of the execution of this Agreement, they have no knowledge or suspicion, but that this Agreement extends to claims in any way based upon, connected with, or related to the matters described in Paragraph 2 above, whether or not known, claimed, or suspected by the Parties.

6. Property. As a precondition to any settlement payment in connection with this Agreement, Employee shall return to Company all property of Company in Employee’s possession.

7. ADEA Notification. This Agreement contains a release of claims under the Age Discrimination in Employment Act (the “ADEA”). By executing this Agreement, Employee certifies that Employee has knowingly and voluntarily given up any claims that Employee may have under the ADEA if those claims arose before Employee signed this Agreement. Employee further certifies that the payments described in this Agreement are considerations to which Employee would not otherwise be entitled without signing this Agreement, and that these considerations constitute payment in exchange for Employee’s execution of this Agreement.

Under the ADEA, Employee may take up to twenty-one (21) days to consider the terms of this Agreement. Employee has the right to accept in less time by signing and delivering this Agreement to Company. Employee is urged to use as many of the twenty-one (21) days as necessary to consider this Agreement and to consult with Employee’s attorney about it. Employee acknowledges that Employee has been given at least twenty-one (21) days to consider this Agreement prior to signing it, and Employee’s signature on this Agreement is completely voluntary.

Under the ADEA, Employee may revoke this Agreement within seven (7) days of the date on which Employee signs the Agreement. If Employee revokes, then Employee will not receive any of payments or other considerations set forth in this Agreement. TO BE EFFECTIVE, EMPLOYEE’S REVOCATION MUST BE IN WRITING AND RETURNED TO

LONGVIEW FIBRE COMPANY, ATTENTION: CHIEF FINANCIAL OFFICER, WITHIN SEVEN (7) DAYS OF THE DATE OF EMPLOYEE’S SIGNING OF THIS AGREEMENT.

8. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Washington as applied to agreements among Washington residents, made and to be performed entirely within the State of Washington, without giving effect to conflicts of laws principles.

PLEASE READ CAREFULLY. THIS IS A RELEASE OF CLAIMS YOU MAY HAVE AGAINST LONGVIEW FIBRE COMPANY.

EMPLOYEE	LONGVIEW FIBRE COMPANY

By
Name:
Title:

Dated: , 200__.	Dated: , 200__.